UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 2, 2016

WEINGARTEN REALTY INVESTORS

(Exact name of Registrant as specified in its Charter)

Texas	1-9876	74-1464203

(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

2600 Citadel Plaza Drive, Suite 125,

Houston, Texas 77008

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (713) 866-6000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03. Creation Of A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement Of A Registrant.

In connection with the issuance and sale by Weingarten Realty Investors (the "Company") of $250 million aggregate principal amounts of its 3.250% Senior Notes due 2026 (the "Notes"), the Company entered into an underwriting agreement dated August 2, 2016 with Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Regions Securities LLC and U.S. Bancorp Investments, Inc., as representatives of the several underwriters named therein (collectively, the "Underwriters").

The offering of the Notes is described in the Company's Prospectus Supplement dated August 2, 2016 to the Prospectus dated September 29, 2014. The Notes were issued pursuant to the Company's existing shelf registration statement.

After deducting underwriting discounts and other offering expenses, the net proceeds from the sale of the Notes will be approximately $245.9 million. The Company intends to use the net proceeds to repay a portion of the amount outstanding under its $500 million unsecured revolving credit facility. Affiliates of certain of the Underwriters are lenders under this credit facility and will receive their pro rata portions of amounts repaid under this credit facility.

The description herein of the Underwriting Agreement is qualified in its entirety, and the terms therein are incorporated herein, by reference to the Underwriting Agreement filed as Exhibit 1.1 hereto.

ITEM 9.01. Financial Statements And Exhibits.

(d)	Exhibits.

Exhibit	Description

1.1	Underwriting Agreement, dated August 2, 2016, between Weingarten Realty Investors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Regions Securities LLC and U.S. Bancorp Investments, Inc., as representatives of the several underwriters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2016	WEINGARTEN REALTY INVESTORS

	By:	/s/ Joe D. Shafer
Joe D. Shafer
Senior Vice President/
Chief Accounting Officer

EXHIBIT INDEX

Exhibit	Description

1.1	Underwriting Agreement, dated August 2, 2016, between Weingarten Realty Investors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Regions Securities LLC and U.S. Bancorp Investments, Inc., as representatives of the several underwriters.